Morgan Stanley Limited Duration U.S.
Government Trust
Item 77O- Transactions effected
pursuant to Rule 10f-3

Securities Purchased: Federal National
Mortgage Association A-1 2.061% due 10/25/2021
Purchase/Trade Date: 12/7/2011
Offering Price of Shares: $101.000
Total Amount of Offering: $134,474,000
Amount Purchased by Fund: $910,000
Percentage of Offering Purchased by Fund: 0.677
Percentage of Funds Total Assets: 0.45
Brokers: Deutsche Bank Securities, JP Morgan, BofA
Merrill Lynch, Credit Suisse, Morgan Stanley, Wells
Fargo Securities
Purchased from: Deutsche Bank

Securities Purchased: Freddie Mac A-1 1.691%
due 11/25/2018
Purchase/Trade Date: 2/9/2012
Offering Price of Shares: $101.498
Total Amount of Offering: $89,830,000
Amount Purchased by Fund: $1,725,000
Percentage of Offering Purchased by Fund: 1.920
Percentage of Funds Total Assets: 0.82
Brokers: JP Morgan, Barclays Capital, BofA Merrill
Lynch, Guggenheim Securities, Morgan Stanley, Wells
Fargo Securities
Purchased from: JP Morgan

Securities Purchased: Freddie Mac A-2 1.655%
due 11/25/2016
Purchase/Trade Date: 3/22/2012
Offering Price of Shares: $100.500
Total Amount of Offering: $818,517,000
Amount Purchased by Fund: $1,600,000
Percentage of Offering Purchased by Fund: 0.195
Percentage of Funds Total Assets: 0.76
Brokers: JP Morgan, Wells Fargo, Morgan Stanley,
BofA Merrill Lynch, Credit Suisse, Guggenheim
Securities
Purchased from: Wells Fargo

Securities Purchased: Freddie Mac A-1 1.781%
due 10/25/2020
Purchase/Trade Date: 5/3/2012
Offering Price of Shares: $101.496
Total Amount of Offering: $159,759,000
Amount Purchased by Fund: $820,000
Percentage of Offering Purchased by Fund: 0.513
Percentage of Funds Total Assets: 0.40
Brokers: JP Morgan,, Wells Fargo Securities, Barclays,
CastleOak Securities, LP, Guggenheim Securities,
Morgan Stanley
Purchased from: JP Morgan